Press Release	Exhibit 99.1

Anadarko Announces Redemption of Zero Coupon Convertible Debentures Due 2020
Monday March 31, 10:51 am ET

HOUSTON--(BUSINESS WIRE)--March 31, 2003--Anadarko Petroleum Corporation (NYSE:APC - News) announced today it has called for redemption on April 15, 2003 its Zero Coupon Convertible Debentures due March 2020.

Anadarko will pay $556.46 per debenture, reflecting the issue price plus accrued interest as of the redemption date, which is equivalent to $47.85 per share under the conversion provisions.

Debenture holders have until April 14, 2003 to convert their debentures into common stock or present them for cash settlement on the redemption date. If the debentures are presented for cash, Anadarko intends to fund the approximately $383 million redemption with existing credit facilities that currently offer lower effective interest rates.

If all the outstanding debentures were redeemed for cash, this would reduce by 8 million shares the number of shares outstanding used to calculate diluted earnings per share. Conversely, if all of the debentures were converted to common stock, based on year-end 2002 balances, debt-to-total-capital would have been reduced from 44 percent to 41 percent.

During comments today at the 31st Annual Howard Weil Energy Conference in New Orleans, Anadarko Chairman, President and CEO Robert J. Allison, Jr. reaffirmed Anadarko's commitment to reduce debt by about $300 million by the end of 2003.

Anadarko Petroleum Corporation is one of the world's largest independent oil and gas exploration and production companies. Houston-based Anadarko is active in the U.S., Canada, Algeria and Qatar and is executing strategic exploration programs in several other countries. More information is available at www.anadarko.com.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. Anadarko believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that its goals will be achieved. A number of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release. While Anadarko makes these forward-looking statements in good faith, neither Anadarko nor its management can guarantee that the anticipated future results will be achieved. Anadarko discloses proved reserves that comply with the Securities and Exchange Commission's (SEC) definitions. Additionally, Anadarko may disclose estimated recoverable reserves, which the SEC guidelines do not allow us to include in filings with the SEC. See Additional Factors Affecting Business in the Management's Discussion and Analysis included in the company's 2002 Annual Report on Form 10-K.

Contact:

     Anadarko Petroleum Corporation, Houston
     Media Contacts:
     Teresa Wong, 832/636-1203
     teresa_wong@anadarko.com
     or
     Anne Vincent, 832/636-8368
     anne_vincent@anadarko.com
     or
     Investor Contacts:
     Paul Taylor, 832/636-3471
     paul_taylor@anadarko.com
     or
     David Larson, 832/636-3265
     david_larson@anadarko.com
     or
     Stewart Lawrence, 832/636-3326
     stewart_lawrence@anadarko.com

Source: Anadarko Petroleum Corporation